SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant [   ]

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[ ]	Preliminary Proxy Statement
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[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

Eagle Growth Shares, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]	Fee paid previously with preliminary proxy materials.
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EAGLE GROWTH SHARES, INC.

1200 North Federal Highway
Suite 424
Boca Raton, FL 33432

We recently sent you proxy materials regarding the Special Meeting of Shareholders of Eagle Growth Shares, Inc. (the “Fund”) scheduled to be held on June 12, 2009. Our records indicate that we have not received your vote. We urge you to vote as soon as possible so we can obtain a sufficient number of votes to hold the meeting. By voting now, you will help the Fund save on the cost of additional mailings and calls to Shareholders.

Please Vote Today!

You may think your vote is not important, but your participation is critical to hold the meeting, so please vote immediately. We urge you to vote your proxy now. You and all other Fund Shareholders will benefit from your cooperation.

After careful review, the Board of Directors unanimously recommends that you vote “FOR” the proposal to approve a Plan of Liquidation and Dissolution as detailed in your proxy statement. A copy of the proxy statement is available on the internet at the Fund’s website located under the Eagle Growth Shares section at http://www.philadelphiafund.com.

Eagle Growth Shares has made it very easy
Your vote is urgently	for you to vote. Choose one of the following methods:

needed!	·	Speak to a live proxy specialist by calling 1-800-714-3305. We can answer your questions and record your vote. (Open: M-F 8am – 10pm, Sat 11am – 5pm ET)

Please vote now to be sure

your vote is received in time
	·	Log on to the website noted on your proxy card and enter your control number printed on the card, and vote by following the on-screen prompts.
for the Fund’s

June 12, 2009

Special Meeting of	·	Call the phone number on the proxy card and enter the control number printed on the card and follow the touchtone prompts.

Shareholders.

	·	Mail in your signed proxy card in the envelope provided.
Voting takes only a few minutes.
Thank you for your participation
in this important matter.